EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
PFSweb, Inc.:
We consent to the use of our report dated February 24, 2006, except for Notes 3 and 4 as to which the date is March 31, 2006, with respect to the consolidated balance sheets of PFSweb, Inc. and subsidiaries as of December 31, 2005 and 2004, the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005, and the financial statement schedules as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, incorporated herein by reference, which report appears in the December 31, 2005, annual report on Form 10-K of PFSweb, Inc.
/s/ KPMG LLP
Dallas, Texas
July 13, 2006